Exhibit 10.2

INTRICON CORPORATION
ANNUAL INCENTIVE PLAN
FOR EXECUTIVES AND KEY EMPLOYEES

PLAN OBJECTIVE

The objective of this incentive plan is to align the efforts of executives and key employees with shareholder interests by rewarding participants for the achievement of the Company’s financial and strategic objectives. Under the Annual Incentive Plan, executive officers and key employees of the Company are eligible to receive incentive compensation based on (i) the Company achieving a designated level of financial results, referred to as the “plan target” for a designated calendar year, referred to as a “plan year,” and (ii) if applicable, achievement of designated strategic objectives. The plan targets and strategic objectives, if any, will be determined each year by the Compensation Committee of the Board of Directors, referred to as the “Committee.”

ELIGIBILITY CRITERIA

Executives and key employees of the Company are eligible for plan participation, as determined by the Committee. Plan participants are those individuals who can have a significant impact on the strategic and financial performance of the Company, as determined in the sole discretion of the Committee.

SIZE OF AWARD OPPORTUNITY

The potential size of an award for plan participants (assuming that the target level of financial performance and any applicable strategic objectives of the Company are accomplished) is expressed as a percentage of base salary on December 31st of the plan year. Salary does not include any incentive payments made from the previous year. The Committee, in its sole discretion, may increase or decrease the potential size of the award (percentage of base salary) for any plan year prior to the time of adoption of the plan for that year.

Tier Level	Positions	Potential Size of Award at Plan Target
1	Chief Executive Officer	50% of base salary
2	Executive Officers	40% of base salary
3	Key Employees With Management Responsibilities	25% of base salary
4	Key Employees Without Management Responsibilities	20% of base salary
5	Key Employees Without Management Responsibilities II	10% of base salary

Incentive awards for plan participants who work less than full-time will be pro-rated accordingly.

FUNDING THE PLAN

At the beginning of the year a plan target and incentive opportunity for each tier will be established by the Committee. The Chief Executive Officer or Chief Financial Officer will communicate this plan target and incentive opportunity to you. The available incentive opportunity for any tier depends on the percentage of the plan target that is achieved for that plan year as follows:

	Percentage of Plan Target Achieved	Total Amount of Incentive Opportunity Available
Plan Threshold	80%	50%
	90%	75%
Plan Target	100%	100%
	125%	125%
Plan Maximum	150%	150%

Below 80% of the plan target, no incentives will be paid. At the plan threshold (80% of the plan target), the plan pays out one-half (or 50%) of the available incentive opportunity for that tier. At the plan maximum (150% of the plan target), the plan pays out one and one-half (150%) times of the available incentive opportunity for that tier. Between these points, the amount of the incentive compensation available will increase or decrease proportionately based upon the Company achieving more or less than the plan target; however, no incentive compensation will be paid if the Company achieves less than 80% of the plan target and the maximum incentive compensation payable is capped at the Company achieving 150% of the plan target. The Committee has the discretion to determine whether (and at what level) the plan target and strategic objectives have been satisfied and to adjust the plan target and strategic objectives as circumstances warrant. The Committee also has the authority to weight the importance of the strategic objectives and to determine the amount of the awards if less than all of the strategic objectives are achieved.

PAYOUT CRITERIA: COMPANY STRATEGIC OBJECTIVES

The Company must achieve at least the threshold plan target level (80% of target) in order for any payout to be earned for the achievement of Company strategic objectives. Your incentive potential is determined by actual year-end Company financial results achieved.

The amount of the incentive potential that you earn will depend on the achievement of the Company’s strategic objectives.

At the beginning of the year, clearly measurable strategic objectives for the Company will be communicated to you by the Chief Executive Officer or Chief Financial Officer. The Committee will determine the strategic objectives for the Chief Executive Officer and executive officers and either the Committee or the Chief Executive Officer will determine the strategic objectives for the other tiers. Typically, there will be no more than four strategic objectives established. The strategic objectives may be weighted by tier and/or by position within the tier to appropriately reflect the influence a given position may have on the outcome of a specific objective. The total of the strategic objectives will equal 100 percent for each participant. The Committee has the authority to establish an incentive plan for any plan year without strategic objectives for any or all tiers.

Progress against strategic objectives will be reviewed on a quarterly basis. In rare instances, modifications may be required. Any substantive revisions to the objectives (such as changing a strategic objective or its weighting) will require the approval of the Committee (with respect to tiers one and two) or the Committee or Chief Executive Officer (with respect to tiers three, four and five).

At year-end, performance against assigned strategic objectives will be reviewed to determine an overall evaluation score (percent of strategic objectives achieved). The overall evaluation score will determine what portion of the award you will receive. (For example, if 90 percent of the strategic objectives are achieved, then 90 percent of the applicable incentive opportunity will be payable).

QUALIFICATION OF AWARD PAYMENT

The Chief Executive Officer reserves the right to withhold incentive payment in the event an individual is on probation status at fiscal year end.

PLAN ADMINISTRATION

Compensation Committee

The plan will be administered by the Committee. The Committee will have full and exclusive power to administer and interpret the plan, to grant awards and to adopt such administrative rules, regulations, procedures and guidelines governing the plan and the awards as it may deem necessary in its discretion, from time to time. The Committee’s authority includes, but not be limited to, the authority to: (i) select award recipients and determine the extent of their participation; (ii) establish plan targets and strategic objectives;(iii) determines levels of funding and incentive opportunities for each tier;and (iv) establish all other terms, conditions, restrictions and limitations applicable to awards. The Committee will have the exclusive right to construe the plan and any award, to settle all controversies regarding the plan or any award, to correct defects and omissions in the plan and in any award, and to take such further actions as the Committee deems necessary or advisable, in its sole discretion, to carry out the purpose and intent of the plan. Such actions shall be final, binding and conclusive upon all parties concerned.

Payout Timing

Individual incentives will be paid upon final approval of the Committee of the Board of Directors, with payout contingent upon completion of the year-end audited financial results, usually no later than February 28th, but in no event later than the end of the calendar year following the plan year.

Plan Amendment, Modification, or Termination

From time to time the Company may make plan amendments as it believes appropriate and/or may terminate the plan at any time, provided that no such amendment or termination will affect the right of any participant to receive incentive compensation in accordance with the terms of the plan for the portion of any year up to the date of the amendment or termination. Typically, any such modification would be made on an annual basis.

New Hires

New hires must begin their employment by October 1st to qualify for plan participation. For individuals hired by October 1st of the plan year, eligibility begins on the first date of employment. Individual incentive awards will be prorated from the date of hire.

Promotions

For individuals promoted into an incentive eligible position that has a different award opportunity, the new opportunity will apply based on the actual time served in the new position, and the prior incentive opportunity will apply to the actual time served in the prior position. At no time will an individual receive more than a 12-month incentive payment for the fiscal year.

Promotions – Newly Eligible

Individuals must be promoted into an incentive eligible position by October 1st to qualify. Individual incentive awards will be prorated from the date of promotion.

Leaves of Absence

A participating employee who takes a leave of absence from the Company for a period of more than 12 weeks will be subject to a pro-rated incentive award calculation. Only the length of the leave in excess of 12 weeks will be considered in the pro-ration calculation. Leaves of absence include (but are not limited to) Family and Medical Leave (FMLA), disability leave, medical leave, etc.

Termination of Employment

In the event an eligible participant ceases to be an employee during any year in which he/she is participating in the plan, he/she will not be eligible to receive any incentive compensation for such year. Individuals need to be employed as of December 31st, of the plan year in order to receive an award.

If the plan participant is covered by an employment contract, any provisions in the employment contractregarding payout of incentives upon termination of employment shall be observed.

Right to Continue Employment

Nothing contained in the plan shall be construed to confer upon any employee the right to continue in the employment of the Company, or to limit or affect the right of the Company to terminate his/her employment at any time.

General Provisions

The extent to which incentive payments are eligible compensation for benefit plan purposes is determined solely by the plan document governing the respective benefit plan. Interpretation of the provisions of any employee benefit plan, including the intent of any provision, rests solely with the Committee. All payments are subject to Federal, state, FICA, and other required withholdings